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                                                                    EXHIBIT 99.2

NEWS RELEASE

Media Contacts:                             Investor Contacts:
Secret F. Wherrett                          Tania C. Almond
Digex                                       Digex
240.456.3556                                240.456.3800
secret.wherrett@digex.com                   tania.almond@digex.com


Digex Appoints Scott Zimmerman as CFO

LAUREL, Md., June 25, 2002 - Digex, Incorporated (Nasdaq: DIGX), announced today the appointment of Scott Zimmerman as chief financial officer. Zimmerman has been serving as interim CFO since January 2002.

"We're delighted to announce Scott's formal appointment as Digex's CFO," said George Kerns, president and CEO of Digex. "Having been part of the Digex team since 1999, his strong financial background and his commitment to this role since January, Scott's a key addition to our executive team."

"I'm excited for the opportunity to fill this role permanently. This appointment marks one of many positive changes for Digex moving forward," said Zimmerman.

Scott Zimmerman joined Digex in 1999 as vice president and controller, responsible for managing Digex's financial operations, which include accounting, tax, SEC reporting, and real estate operations. Mr. Zimmerman has over 18 years of financial and information systems management experience. Mr. Zimmerman began his career in the finance organization of Bechtel Corporation one of the world's largest engineering and construction firms. He then served as director of finance and controller for Genuity, a web-hosting firm owned by Bechtel Enterprises. After Genuity was acquired by GTE Internetworking, Mr. Zimmerman served as director of business operations at GTE Internetworking. Mr. Zimmerman holds a BA in economics and a BS in accountancy from the University of Maryland. He is a Certified Public Accountant and a Certified Management Accountant. He is also a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants.

About Digex

Digex is the leading provider of managed services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.

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